EXHIBIT 10.18

January 17, 2013

Mr. Struan Robertson

16 Impasse du Marquis de Morès

Garches 92380

France

Dear Struan:

Welcome to Host Hotels & Resorts! We are delighted that you have made the choice to join us and are confident that you will enjoy the utmost success during your tenure with Host. Please accept this letter as confirmation of our verbal offer of employment to join Host as the Executive Vice President and Chief Investment Officer reporting to W. Edward Walter. Your scheduled start date is January 18, 2013. Your target annual compensation package is estimated at $2,200,000. This package is comprised of the following:

Base Compensation

Your base salary will be $450,000 payable biweekly. Executive compensation is reviewed in the first quarter of each year and any adjustments are made at that time.

Annual Cash Incentive

As a Host associate you are eligible to participate in our annual cash incentive program which is paid based on your level of achievement on individual objectives (20 percent) and the company’s (80 percent) performance on financial objectives. As an executive vice president, you are eligible for a cash award of 100% of base salary for performance at the target level, 50% of base salary for performance at the threshold level and 200% of base salary for performance at the high level. Please note that all cash awards are discretionary and none is guaranteed. Determinations of the performance are made by the Compensation Policy Committee of the Board of Directors. Upon hire, you will work with Ed Walter to set your individual objectives for 2013, which will be reviewed and approved by the Compensation Policy Committee of the Board of Directors. The Company’s financial objectives are approved by the Committee annually and are based on the Company’s business plan and budget for the year.

Equity

You will also be eligible to participate in the upper management equity program with a target value of $1,300,000 for 2013. This is made up of (i) a grant of restricted stock for performance year 2013 with a target value of $1,170,000, the value of which will be converted to shares of common stock, and (ii) an award of stock options with a value of $130,000. The terms and conditions of each grant will be the same all participants in the upper management program and will be reflected in a restricted stock agreement and stock option agreement.

In addition, you will receive a special one-time equity grant of restricted stock valued at $200,000, one third of which will vest on your date of employment; the second third of which will vest on the one year anniversary date of your employment; and the final third will vest on the two year anniversary date of your employment provided you remain employed by Host.

All equity discussed in this letter is subject to approval by the Compensation Policy Committee of the Board of Directors of Host Hotels & Resorts.

Relocation

This offer also includes relocation assistance, including reimbursement of rental costs for temporary living for a period of up to 6 months; reimbursement for lodging and transportation costs for one school/house hunting trip for you, your spouse, and two children to the Washington, D.C. area; reimbursement for 4 one way tickets to Washington, D.C. from France via business class; payment to a vendor of mutual agreement for the pack, move and unpack of household goods; payment to an educational consultant, and an additional sign-on bonus in the amount of $50,000 (net) to be used to relocate to the Washington, D.C. metropolitan area within 12 months. These relocation reimbursements and bonus are fully recoverable should you leave our employ of your own accord within one year from the date of payment unless for “good reason” as defined in the severance plan for Executives. The relocation bonus will be paid with your first paycheck.

Benefits

As a full-time associate of Host, you will be eligible to participate in the company-sponsored health and welfare plans of your choice – effective on your date of hire – including medical, dental, life, accident, disability, flexible spending account, 401(k) and employee stock purchase plans. To ensure coverage, please return your completed enrollment form to the human resources department within thirty-one (31) days of the date your employment commences. Human Resources will provide you with a detailed enrollment kit and you will have an opportunity during orientation to ask questions.

Under Host’s Paid Time-Off (PTO) Policy, you are eligible to accrue leave at a rate of twenty (20) days per year. Your PTO accrual will begin on your hire date and will increase to twenty-five (25) days per year on your fifth anniversary date. This Paid Time Off Policy enables associates to use their accruals for sick time, vacation time, and to take care of other personal matters. You will be provided with additional information at your orientation.

Our compensation programs are focused on rewarding performance and ethical behavior. Your compensation will be reviewed annually and may be adjusted in light of your performance and the market. Our exceptional orientation process will help you understand our values based culture and how your success will be tied to your ability to achieve both business and values competencies.

Of course as business needs and laws change, employment policies & practices, pay and benefits will continue to evolve. To the extent it becomes necessary or desirable for the Company to change, eliminate or add to any of the plans in which you participate as well as our employment policies or practices, such changes will apply to you as they do to other associates.

As directed by the Immigration and Reform and Control Act, we must verify your eligibility for employment in the United States by reviewing specific documents and completing a Form I-9. Please be prepared to complete Section I of the Form I-9 on your first day of employment and present the required documents within 72 hours of your first day of employment. We will provide you with a copy of this form.

Lastly, as allowable in the State of Maryland, your employment with Host will be ‘at will’ and your employment is contingent upon the completion of references and a background check that are satisfactory to Host. This letter constitutes the full commitments that have been extended to you by Host Hotels & Resorts and is not considered an employment contract. Should you have any questions, please contact me immediately.

On behalf of Host, I welcome you as a new associate and look forward to working with you. Please indicate your understanding and acceptance of this offer by signing a copy and returning it to Lisa Whittington in Human Resources by fax at (240) 744-5893 or email at lisa.whittington@hosthotels.com. Again, Struan, welcome and best wishes for success in your new position with Host.

Sincerely,

/s/JOANNE G. HAMILTON

Joanne G. Hamilton

Executive Vice President

Human Resources

I accept the above offer to be employed by Host Hotels & Resorts, L.P. and understand the terms as set forth above.

Signed:	/s/ STRUAN B. ROBERTSON	Date:	17 JANUARY 2013